Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-45591, No. 333-59603, No. 333-63507, No. 333-68081, No. 333-69831, No. 333-41060, No. 333-80123, No. 333-90305, No. 333-123527, No. 333-144936, and No. 333-177496 on Form S-8 of our report relating to the financial statements and financial statement schedule of Office Depot, Inc., and the effectiveness of Office Depot, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Office Depot, Inc. for the fiscal year ended December 29, 2012.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Boca Raton, Florida
February 20, 2013